BUSINESS AGREEMENT

This Agreement, entered into as of this ______28st_____ day of _January___, 2019, by and between CBD Unlimited, Inc., a Nevada Corporation ("CBD UNLIMITED") and CBD Health Solutions Corporation ("Representative").

WITNESSETH:

WHEREAS, CBD UNLIMITED desires to appoint Representative as its sales and distribution representative for the Territory specified herein for the purpose of assisting CBD UNLIMITED in selling CBD UNLIMITED Products and Services within the Market specified herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. APPOINTMENT

CBD UNLIMITED hereby appoints Representative during the Term of this Agreement as its exclusive sales representative for the sale of those CBD UNLIMITED Products and Services set forth in Exhibit A, which is attached hereto and by this reference made a part hereof ("Product and Services") in the Territory and within the Market. Territory is defined as any legal jurisdiction where the sale of Products and Services is permitted; and Market is defined as the local and regional sales outlets with fewer than 50 locations. Sales opportunities with more than 50 locations need prior approval from CBD UNLIMITED.

CBD UNLIMITED hereby appoints Representative as its exclusive sales representative for the Products and Services in the Market within the Territory. Representative acknowledges that except with respect to the Market, CBD UNLIMITED may utilize other sales representatives for the sales of Product and Services within the Territory. Representative's sole authority shall be to solicit orders in accordance with the terms of the Agreement.

CBD UNLIMITED reserves the right, at its sole discretion, to decline to accept any order for Products and Services received from any party whether or not solicited hereunder by Representative, if CBD UNLIMITED and the concerned party are unable to agree upon mutually satisfactory prices or other terms and conditions of sale or if the regulations of the Market or Territory do not authorize or support such order for Products and Services.

All sales by CBD UNLIMITED to the purchaser are subject to all laws, rules, regulations and public policies of the United States.

The respective parties hereto are independent contractors, and nothing herein shall be deemed to create a relationship of partnership, joint venture or principal and agent. This Agreement shall not entitle either party to make commitments of any kind for the account of the other party as agent or otherwise, or to assume or create any obligation, express or implied, on behalf of the other party, or to bind the other party in any respect, and each party agrees to and shall indemnify and hold the other party harmless in this regard.

2. ACCEPTANCE OF APPOINTMENT

Representative hereby accepts this appointment as an CBD UNLIMITED sales representative and distributor for the Products and Services in the Territory and within the Market upon the terms and conditions set forth in this Agreement. Representative (and each affiliated or subsidiary controlled by Representative) agrees that it shall not directly or indirectly solicit or negotiate sales of, or otherwise deal in or be financially interested in the sales of, any competitive Product and Service in the Territory and within the Market without the prior written consent of CBD

UNLIMITED. Both parties agree to engage in assortment and white label discussions to meet customer demand(s). Representative shall at all times use its best efforts to sell the Product and Service in the Territory and within the Market, and shall maintain an organization having adequate experience and ability to carry out its activities hereunder. Representative agrees that, throughout the Term of this Agreement, it shall aggressively develop business and promote the sale of the Product and Service in the Territory within the Market by using all methods normally employed by representatives and distributors selling similar Product and Service, including, without limitation, sales calls, and participation in trade shows and exhibits. Any materials the Representative intends to use for publication or for use in trade shows or otherwise to promote the sale of CBD UNLIMITED Product and Service shall be subject to the prior review and written approval of CBD UNLIMITED.

3. TERM

(a) The Term of this Agreement shall commence on _____January 28st ________, 2019, and shall remain in effect for a period of four years until ________January 28st__________, 2024 (the "Initial Term"), unless sooner terminated as provided in Paragraph 16(c). Unless notice of non-renewal is given not less than ninety (90) days prior to the expiration of the Initial term or any renewal term, the term shall automatically renew or an additional one-year period, unless sooner terminated as provided in Paragraph 16(b) or 16(c). Upon hitting $10 million in annual sales at invoice cost renewal shall be in 4 year increments. The effective period of this Agreement is herein called the "Term of this Agreement."

(b) Notwithstanding the provisions of Subparagraph (a) of this Paragraph, this Agreement may be terminated pursuant to Paragraph 16 below.

4. GENERAL DUTIES

Representative shall use his or her best efforts to promote the Products and Services and maximize the sale of the said Products and Services in the Market. Representative shall also provide reasonable assistance to CBD UNLIMITED in promotional activities such as trade shows, presentations, sales calls, and other activities of CBD UNLIMITED with respect to the Products and Services. Representative shall also provide reasonable "after sale" support the purchaser and promote the goodwill of CBD UNLIMITED. Representative will devote adequate time and effort to perform his or her obligations.

5. MARKET AND TERRITORY

Representative shall be granted exclusive rights to promote and sell the Products and Services within the Market in all states where the promotion and sale of said Products and Services is legal under federal and local laws.

6. COMMISSION

(a) CBD UNLIMITED shall pay Representative a commission for its services hereunder amounting to Applicable Percentage of the Sales Price of any sales or sales contract with a customer in the Market within the Territory, which Sales Price is actually and directly paid to, and received by, CBD UNLIMITED, as specified in the concerned contract for each Product and Service manufactured and/or distributed by CBD UNLIMITED, delivered to and accepted by the concerned customer.

(b) The term "Sales Price", as used herein, shall mean only that portion of the contract sales price that is actually paid directly to CBD UNLIMITED for Product and Service sold by CBD UNLIMITED. The term "Applicable Percentage" shall mean:

(i) With respect to purchase orders submitted to CBD UNLIMITED during the term of the agreement 19% to be allocated at discretion of CBD Health Solutions Corp. CBD UNLIMITED recommends an allocation of; 10% is for commission, 2% override, 7% remains for managing marketing & advertising, No additional account level funding to be provided by CBD Unlimited.

(c) Commissions shall become payable hereunder to Representative only at such times and only to the extent that CBD UNLIMITED actually receives unconditional payment from the purchaser under the contract for CBD UNLIMITED's sale of the concerned Product and Service. Representative's commission shall be adjusted in the event there are changes or adjustments in the Net Sales Price allowed and made under the relevant contract.

(d) Notwithstanding any other provision of this Agreement to the contrary, CBD UNLIMITED's obligation to pay Representative the commissions specified herein shall be expressly subject to and contingent upon:

(i) such payments by CBD UNLIMITED not contravening the laws, rules, regulations and the expressed public policies in the Territory;

(ii) to the extent permitted in accordance with Paragraph 9, with respect to a direct sale in the Market within the Territory, such payments being included in the price of the Product and Service and paid to CBD UNLIMITED by that purchaser.

(f) CBD UNLIMITED shall be entitled to disclose the contents of this Agreement to the extent CBD UNLIMITED deems such disclosure to be appropriate.

(g) Representative agrees that it shall be solely responsible for any and all costs or expenses (eg. Slotting, Travel, Entertainment, etc) that it may incur in the performance of its sales activities hereunder. Nothing in this Agreement shall be construed as granting Representative any rights to residual commissions.

(h) CBD UNLIMITED shall keep accurate records of all sales of Product and Service hereunder and monthly submit a report to Representative indicating its total sales and expenses for that period and the amount of payments received by CBD UNLIMITED with respect to such sales, which are commissionable. CBD UNLIMITED will include the appropriate commission payment to Representative as specified above with each such report.

(i) The provisions of **Addendum A** to this Agreement are incorporated herein by this reference.

7. PRODUCT INFORMATION AND LITERATURE

Subject to all applicable United States Government laws and regulations, CBD UNLIMITED shall furnish Representative, from time to time, with such reasonable quantities of current literature and data covering the Product and Service as are usually made available by CBD UNLIMITED to distributors and sales representatives for assistance in soliciting the sale of its Product and Service.

8. SALE OF PRODUCTS AND SERVICES

(a) Prices – Terms of Sale. CBD Unlimited shall provide Representative with copies of its current price lists, delivery schedules and standard terms and conditions of sales, as established from time to time. Representative shall have the discretion to quote customers prices that may vary based on market conditions and that may be higher or lower than current suggested retail prices. Representative shall provide delivery schedules and terms and conditions, and Representative shall modify, add to or discontinue Products and Services only following written notice from CBD Unlimited. Each order shall be controlled by the prices, delivery schedules and terms and conditions in affect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

(b) Quotations. Representative shall promptly furnish to CBD Unlimited copies of all quotations submitted to customers. Each quotation shall accurately reflect the terms of this Agreement.

(c) Orders. All orders for Products and Services shall be in writing, and the originals shall be submitted to CBD Unlimited. Orders can be submitted to CBD Unlimited directly from the Customer or forwarded from the Representative to CBD Unlimited.

(d) Acceptance. All orders obtained by Representative shall be subject to final acceptance by CBD Unlimited at its principal office and all quotations by Representative shall contain a statement to that

effect. Representative shall have no authority to make any acceptance or delivery commitments to Customers. CBD Unlimited specifically reserves the right to reject any order of part thereof for any reason.

(e) Inquiries from outside the Market. Representative shall promptly submit to CBD Unlimited, for CBD Unlimited's attention and handling, the originals of all inquiries received by Representative from Customers outside the Market.

9. SALES BY CBD UNLIMITED IN THE TERRITORY

During the Term of this Agreement, except with respect to sales made by and through Representative, CBD UNLIMITED shall not be permitted, without Representative's prior written consent, to sell Product and Service in the Territory to any established purchasers within the Market.

CBD UNLIMITED shall be permitted, without obligation either to pay a commission, to make a discount or otherwise become liable to Representative, to sell Product and Service in the Territory to any purchasers (either in the Territory or out of the Territory) for use outside the Market.

Further, CBD Unlimited reserves the right to assign to any Representative in the Territory exclusive licensing rights for the marketing and sale of Products and Services in any part of the Territory outside of the Market. Representative shall be given 30 days advance notice and the opportunity to participate in a competitive bid for exclusive licensing rights in a part or parts of the Territory.

10. INDEMNIFICATION

Representative shall indemnify, defend and save CBD UNLIMITED harmless from any and all claims of third parties for loss or damage to property or injury or death to persons arising out of or any way related to acts or omissions, including the acts or omissions of any of your employees or agents, in connection with your performance of this agreement. Such indemnification shall survive the expiration or termination of this agreement.

CBD UNLIMITED shall indemnify and hold harmless Representative from any and all claims, damages or lawsuits, including reasonable attorney's fees, arising out of defects in the Products and Services caused by CBD UNLIMITED or failure of CBD UNLIMITED to provide said Products and Services to a customer. Such indemnification shall survive the expiration or termination of this agreement.

11. NOTICES

Notices hereunder shall be sent by registered mail addressed to the parties at the following addresses or such other addresses as specified by notices pursuant to this section:

To CBD UNLIMITED:	CBD UNLIMITED CORPORATION 38246 North Hazelwood Circle Cave Creek AZ 85327
To Representative:	CBD HEALTH SOLUTIONS CORP 16192 Coastal Highway Lewes. Delaware 19958-9776

12. MUTUAL COMMITMENTS

Neither party shall, without the prior written consent of the other party, assign this Agreement in whole or in part or delegate any right or duty hereunder to any third party, subagent, representative, or consultant. Any attempted assignment not having such consent shall be void and without effect. Representative shall not make any payments to such persons without the knowledge and prior approval of CBD UNLIMITED.

The parties to this Agreement shall not take any action which would constitute a violation of the laws, rules or regulations of the Territory, would be embarrassing or would create an appearance of impropriety, and in the event a party is found to have violated any such law, rule or regulation, such party shall indemnify, defend and hold harmless the other party from any liability, expense, or cost it may incur as a result of such violation. Such indemnification shall survive the expiration or termination of this Agreement.

Each party shall indemnify, defend and save the other party harmless from any and all claims of third parties for loss or damage to property or injury or death to persons arising out of or in any way related to their acts or omissions including the acts or omissions of their employees in connection with their performance of this Agreement. Such indemnification shall survive the expiration or termination of this Agreement.

13. LAW GOVERNING

This Agreement was entered into and shall be deemed to have been made in the State of Arizona, and shall, for all purposes, be governed by and construed under the laws thereof regardless of where any Court action or proceeding is brought in connection with this Agreement; provided, however that the laws of the Territory relating to commission sales representative relationships and remuneration for such services shall also apply and govern such rights and obligations under this Agreement; and provided further, however, that no choice of law rule of such State or any other jurisdiction, which would cause any such matter to be referred to the law of any jurisdiction other than such State, shall be given any force or effect.

14. CONFIDENTIAL INFORMATION

Representative, its officers, agents, servants and employees shall not, during the term of this Agreement or any time thereafter, disclose in any manner to any person, firm or corporation, whether in competition with CBD UNLIMITED or not, any knowledge or information pertaining to the conduct or details of CBD UNLIMITED's business or its processes, formulas, machinery, devices, Product and Service and components used by CBD UNLIMITED in carrying on its own business, or lists of CBD UNLIMITED's customers. Representative shall not use CBD UNLIMITED's trademarks, name, logo or trade names in any manner except as authorized by CBD UNLIMITED or in connection with CBD UNLIMITED's literature. Representative shall discontinue such usage upon termination of this Agreement for whatever reason. Representative, on termination of this Agreement, shall deliver to CBD UNLIMITED all copies in its possession or within its control of CBD UNLIMITED customer lists, catalog sheets, specifications, proposals, quotations, price lists, contracts (whether or not executed) and other documents and data relating to the Product and Service or the conduct of CBD UNLIMITED's business, and CBD UNLIMITED may withhold all sums due the Representative on termination until all such material and documents have been received by CBD UNLIMITED. Representative shall not contest or take any action to affect adversely CBD UNLIMITED's patents or proprietary positions with respect to the Product and Service.

15. REPORTING REQUIREMENTS

Representative shall provide CBD UNLIMITED with a written marketing activity and forecast report concerning the Product and Service at quarterly intervals during the Term of this Agreement beginning Thirty (30) days after the date first above written. This report shall: (i) identify as appropriate potential customers and their expected uses for the Product and Service, (ii) provide as appropriate a current forecast of the total sales potential for each such customer; (iii) include as appropriate, a forecast of the expected total sales quantity for each Product and Service covered by this Agreement; and (iv) in all cases specify what activities Representative has undertaken during the reporting period as a result of its obligations under this Agreement in furtherance of sales of the Product and Service.

16. TERMINATION

(a) Non-Renewal. If at the end of the Initial Term or any renewal term either party gives the other a notice of non-renewal, upon termination neither party shall have any further obligation or liability to the other under this Agreement except that CBD UNLIMITED shall pay Representative any commission which Representative previously earned, this includes open PO activity.

(b) For Convenience. After the expiration of the Initial Term, either party shall have the right at any time, for any reason and without cause, to terminate this Agreement for its own convenience on giving sixty (60) days' notice in writing to the other party. On such termination for convenience, neither party shall have any further obligation or liability to the other under the terms and conditions of this Agreement except that CBD UNLIMITED shall pay Representative any commission which Representative previously earned or which Representative would have earned absent such termination, including without limitation commissions due with respect to purchase orders submitted by Representative prior to the effective date of such termination which are accepted by CBD UNLIMITED no later than two (2) months following the effective date of such termination (irrespective of the time of payment by the customer), which such payment being made in the manner provided in this Agreement as if this Agreement had not been terminated.

(c) For Breach. If at any time during the term of this Agreement or any renewal thereof, either party is adjudged bankrupt, makes an assignment of assets for the benefit of its creditors, has a receiver appointed for it, is adjudged insolvent, ceases operations or is dissolved, then the other party shall have the right to terminate this Agreement immediately by written notice to the other party. If at any time during the term of this Agreement or any renewal thereof, either party materially defaults in its performance or materially breaches any of the terms and conditions of this Agreement, the non-breaching party shall give the other party written notice of such breach. If the party receiving such notice does not cure such breach within ten (10) days of the giving of such notice, the party giving such notice may at any time thereafter give written notice of the immediate termination of this Agreement. If Representative materially defaults or breaches the Agreement and CBD UNLIMITED terminates for breach, as provided herein, any commission previously earned by Representative, as provided in this Agreement, and unpaid as of the date of such termination, shall be, and by the signing hereof is hereby, waived by Representative. Without limiting the foregoing, any relationship of the Representative during the term of this Agreement, which creates a conflict of interest hereunder shall be a material breach for purposes of this Paragraph. If CBD UNLIMITED materially defaults or breaches the Agreement and Representative terminates for breach, as provided herein, CBD UNLIMITED shall pay Representative any commission which Representative previously earned or which Representative would have earned absent such termination, including without limitation commissions due with respect to purchase orders submitted by Representative prior to the effective date of such termination which are accepted by CBD UNLIMITED no later than twelve (12) months following the effective date of such termination (irrespective of the time of payment by the customer), which such payment being made in the manner provided in this Agreement as if this Agreement had not been terminated.

17. LIMITATION OF LIABILITY

Under termination by both either party in accordance with any of the provisions of this agreement, neither party shall be liable to the other. CBD UNLIMITED's sole liability under the terms of this Agreement shall be for unpaid commissions to Representative.

18. OTHER MATTERS

This Agreement is the entire agreement between the parties and shall not be amended or modified except by a written instrument duly signed by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have signed these presents on the day and year first above written by their proper officers on their behalf.

CBD UNLIMITED CORPORATION,	CBD HEALTH SOLUTIONS
Dustin Sullivan	
COO	
By [signature] 2-15-19	By [signature] CFO 2/7/19
Signature Date	Signature Date

EXHIBIT A
PRODUCTS & SERVICES

For detailed products description, Certificates of Analysis and information, go to: http://www.cbdunlimited.com

EXHIBIT B[1]
LEGAL

FDA DISCLOSURE

THESE STATEMENTS HAVE NOT BEEN EVALUATED BY THE FDA AND ARE NOT INTENDED TO DIAGNOSE, TREAT OR CURE ANY DISEASE. ALWAYS CHECK WITH YOUR PHYSICIAN BEFORE STARTING A NEW DIETARY SUPPLEMENT PROGRAM.

TERMS OF SALE – REFUND POLICY

During the checkout process you will be given the complete terms of your purchase. Included in those terms is your clear understanding that we are selling these products as containing CBD (cannabidiol) from hemp oil. These products have not been evaluated by the FDA. We are committed to complete compliance with FDA regulations and as such, because these products have not been evaluated by the FDA, we make no claims as to any extra benefits for products containing CBD (cannabidiol).

If you decide to purchase our products, you are drawing your own opinions as to any additional benefits or use these products may provide. All non-perishable products carry a 14-day customer satisfaction guarantee. If you are not satisfied with any of these products, simply return the product for a full refund less any shipping charges. Due to the perishable nature of hemp oil, we are not able to provide a refund on these products. If you have questions or concerns about this product please contact our sales staff at 480-999-0097 prior to purchasing this item. Your acceptance of the terms of purchase means you agree to and understand the refund policy.

Damage During Shipping
We take customer satisfaction very seriously. All of our products are tested for quality, and all shipments are carefully inspected before leaving our warehouse. Please check your shipment carefully upon arrival to ensure it has not been damaged during shipping. All claims for damaged product must be made with 72hrs. Please contact us and provide detailed information for any product damaged during shipping within that time.

ADDENDUM A TO SALES REPRESENTATION AGREEMENT

This Addendum is made to the Sales Representation Agreement dated the ____28st_ day of January_, 2019 (the "Agreement"), by and between _____CBD Health Solutions Corp.___________("Representative") and **CBD Unlimited**, a Nevada Corporation ("CBD UNLIMITED"), and provides as follows:

1. In addition to the commission compensation described in the Agreement:

   a. **Bonuses.** Within thirty (30) days following the end of each calendar year, CBD UNLIMITED pay Representative a bonus, if any, by issuing Representative CBD Unlimited common stock as follows:

      i. Shares with a fair market value equal to 2% of net receipts for shipments between $1,000,000 and $4,000,000. With a maximum value of $80k

      ii. Shares with a fair market value equal to 3% of net receipts for shipments exceeding $4, 000,000 with a maximum value of $240k

   b. Buyout – Discussion between CBD Unlimited and CBD Health Solutions Corp will be open upon reaching $10m in annual sales volume.